Exhibit 10.53

Non-Employee Director Compensation

The non-employee directors (the “non-employee directors”) of Envision Healthcare Corporation (the “Company”) are entitled to receive the following annual compensation for service on the Company’s Board of Directors and its committees:

Director Compensation	Board Service	Committee Chair	Committee Member
Annual Cash Retainer	$90,000
Audit Committee		$35,000	$25,000
Compensation Committee		$35,000	$20,000
Nominating Committee		$25,000	$20,000
Compliance & Quality Committee		$25,000	$20,000
Annual RSU Award	$175,000

The Company's non-executive chairman is entitled to receive an annual retainer of $150,000, payable in cash or stock at his election.

The Company maintains a supplemental executive and director retirement savings plan pursuant to which non-employee directors may defer up to 100 percent of their cash director fees and make pre-tax contributions to an investment account established in their name. Non-employee directors may also elect to receive deferred stock units in lieu of annual cash retainers for board and committee service.

The Company also reimburses each non-employee director for his or her out-of-pocket expenses incurred in attending Board of Directors’ meetings and committee meetings.